NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES 2014 FOURTH QUARTER RESULTS

NEW YORK, NEW YORK (February 13, 2015) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) reported 2014 fourth quarter total revenue from continuing operations of $7,720,000, income from continuing operations of $273,000 and basic and diluted income from continuing operations per share of $0.05 as compared to total revenue from continuing operations of $8,009,000, income from continuing operations of $1,110,000 and basic and diluted income from continuing operations per share of $0.22 for the 2013 fourth quarter. Griffin’s results from continuing operations reflect its real estate business, Griffin Land, LLC (“Griffin Land”).

For the 2014 full year, Griffin reported total revenue from continuing operations of $24,219,000, a loss from continuing operations of ($1,248,000) and a basic and diluted loss from continuing operations per share of ($0.24) as compared to total revenue from continuing operations of $25,526,000, income from continuing operations of $1,910,000 and basic and diluted income from continuing operations per share of $0.37 for the 2013 full year. Griffin’s profit from leasing activities (rental revenue less operating expenses of rental properties) increased to $3,524,000 in the 2014 fourth quarter from $3,424,000 in the 2013 fourth quarter, and to $12,751,000 in the 2014 full year from $12,597,000 in the 2013 full year. Griffin incurred depreciation and amortization charges of $1,739,000 and $6,729,000 in the 2014 fourth quarter and 2014 full year period, respectively, and $1,688,000 and $6,673,000 in the 2013 fourth quarter and 2013 full year period, respectively.

Griffin’s lower income from continuing operations in the 2014 fourth quarter as compared to the 2013 fourth quarter was due principally to the 2013 fourth quarter including a gain of $584,000 from the sale of a portion of the Centaur Media common stock held by Griffin and higher income taxes in the 2014 fourth quarter as compared to the 2013 fourth quarter, partially offset by slightly higher operating income in the 2014 fourth quarter as compared to the 2013 fourth quarter. The slightly higher operating income in the 2014 fourth quarter as compared to the 2013 fourth quarter principally reflects lower general and administrative expenses and slightly higher profit from leasing activities in the 2014 fourth quarter as compared to the 2013 fourth quarter. The higher income taxes in the 2014 fourth quarter, as compared to the 2013 fourth quarter, principally reflects the effect of a reduction in the estimated amount of future benefit expected from certain state tax benefits that have not yet been realized.

Profit from Griffin’s leasing activities increased slightly in the 2014 full year as compared to the 2013 full year. An increase in rental revenue, due principally to leasing Imperial’s Connecticut growing facility in connection with the Imperial Sale (see below), was substantially offset by higher operating expenses of rental properties. Griffin expects two new leases of previously vacant industrial/warehouse space aggregating approximately 340,000 square feet that were completed in the latter part of fiscal 2014, a lease of approximately 196,000 square feet of space in a building currently being built on previously acquired land in the Lehigh Valley, and a recently signed lease of approximately 42,000 square feet of previously vacant space in one of Griffin Land’s industrial buildings in Connecticut to contribute to Griffin Land’s results from leasing operations in fiscal 2015.

The decline in Griffin’s results from continuing operations in the 2014 full year as compared to the 2013 full year was due, in large part, to the 2013 full year including gains on the sale of investments, investment income and gains from property sales that were $5,419,000 greater than those reflected in the 2014 full year.

Property sales revenue in the 2014 full year principally reflects the recognition of previously deferred revenue from the sale of approximately 90 acres of undeveloped land in Windsor, Connecticut (the “Windsor Land Sale”) that closed in the 2013 fourth quarter. Under the terms of the Windsor Land Sale, Griffin and the buyer are each constructing roadways connecting the parcel sold with existing town roads. The Windsor Land Sale is being accounted for using the percentage of completion method under which the total revenue of approximately $9,000,000 and the estimated total pretax gain of approximately $6,754,000 are being recognized as total costs related to the Windsor Land Sale are incurred. From the closing of the Windsor Land Sale in fiscal 2013 through the end of fiscal 2014, Griffin Land recognized approximately $5,773,000 of revenue and approximately $4,348,000 of pretax gain on the Windsor Land Sale. The remaining revenue and pretax gain are expected to be recognized in fiscal 2015. Property sales revenue and pretax gain in the 2013 full year principally reflected the initial recognition of revenue and pretax gain from the Windsor Land Sale and the recognition of previously deferred revenue from the sale of approximately 93 acres of undeveloped land in Windsor, Connecticut to Dollar Tree Distribution, Inc. that closed in fiscal 2012 and was also accounted for under the percentage of completion method.

Griffin’s discontinued operations reflect the growing operations of its landscape nursery business, Imperial Nurseries, Inc. (“Imperial”), that were sold (the “Imperial Sale”) effective January 8, 2014 to Monrovia Nursery Company (“Monrovia”), a private company grower of landscape nursery products. Under the Imperial Sale, Imperial’s inventory and certain other assets were sold to Monrovia.

For the 2014 fourth quarter, Griffin reported net income of $273,000 and basic and diluted net income per share of $0.05 as compared to a net loss of ($6,090,000) and a basic and diluted net loss per share of ($1.18) in the 2013 fourth quarter. The 2013 fourth quarter included a loss from discontinued operations of ($7,200,000) and a basic and diluted loss from discontinued operations per share of ($1.40), mostly due to charges incurred to writedown Imperial’s inventory to its fair value based upon the terms of the Imperial Sale.

Griffin reported income from discontinued operations of $144,000 and basic and diluted income from discontinued operations per share of $0.03 for the 2014 full year as compared to a loss from discontinued operations of ($7,731,000) and a basic and diluted loss from discontinued operations per share of ($1.50) for the 2013 full year. For the 2014 full year, Griffin reported a net loss of ($1,104,000) and a basic and diluted net loss per share of ($0.21) as compared to a net loss of ($5,821,000) and a basic and diluted net loss per share of ($1.13) for the 2013 full year.

 Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The forward-looking statements disclosed herein, including the timing of the recognition of revenue and pretax gain, and the estimated total pretax gain, from the Windsor Land Sale and improved results from leasing operations in fiscal 2015, are based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin. Griffin’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various important factors, including those set forth in Item 1A under the heading “Risk Factors” of Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2014. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Land & Nurseries, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Fourth Quarter Ended,		Fiscal Year Ended,
	Nov. 30, 2014	Nov. 30, 2013	Nov. 30, 2014	Nov. 30, 2013

Rental revenue	$5,327	$5,341	$20,552	$20,053
Revenue from property sales (2)	2,393	2,668	3,667	5,473
Total revenue	7,720	8,009	24,219	25,526

Operating expenses of rental properties	1,803	1,917	7,801	7,456
Depreciation and amortization expense	1,739	1,688	6,729	6,673
Costs related to property sales	479	678	803	1,171
General and administrative expenses	1,555	1,760	7,077	7,790
Total costs and expenses	5,576	6,043	22,410	23,090

Operating income	2,144	1,966	1,809	2,436

Interest expense (3)	(864)	(967)	(3,529)	(3,848)
Investment income	82	64	301	115
Gain on sale of common stock in Centaur Media plc	-	584	318	1,088
Loss on debt extinguishment	-	-	(51)	(286)	(4)
Gain on sale of investment in Shemin Nurseries Holding Corp.	-	-	-	3,397
Income (loss) before income tax (provision) benefit	1,362	1,647	(1,152)	2,902
Income tax provision	(1,089)	(537)	(96)	(992)

Income (loss) from continuing operations	273	1,110	(1,248)	1,910

Discontinued operations, net of tax:
Income (loss) from landscape nursery business, net of tax, including loss on sale of assets of $28, net of tax, in fiscal 2014	-	(7,200)	144	(7,731)

Net income (loss)	$273	$(6,090)	$(1,104)	$(5,821)

Basic net income (loss) per common share:
Income (loss) from continuing operations	$0.05	$0.22	$(0.24)	$0.37
Income (loss) from discontinued operations	-	(1.40)	0.03	(1.50)
Basic net income (loss) per common share	$0.05	$(1.18)	$(0.21)	$(1.13)

Diluted net income (loss) per common share:
Income (loss) from continuing operations	$0.05	$0.22	$(0.24)	$0.37
Income (loss) from discontinued operations	-	(1.40)	0.03	(1.50)
Diluted net income (loss) per common share	$0.05	$(1.18)	$(0.21)	$(1.13)

Weighted average common shares outstanding
for computation of basic per share results	5,150	5,147	5,148	5,144

Weighted average common shares outstanding
for computation of diluted per share results	5,153	5,162	5,148	5,152

(1) Profit from leasing activities:
	Fourth Quarter Ended,		Fiscal Year Ended,
	Nov. 30, 2014	Nov. 30, 2013	Nov. 30, 2014	Nov. 30, 2013
Rental revenue	$5,327	$5,341	$20,552	$20,053
Operating expenses of rental properties	1,803	1,917	7,801	7,456
Profit from leasing activities	$3,524	$3,424	$12,751	$12,597

(2) Property sales revenue in the 2014 fourth quarter and 2014 full year principally includes the recognition of previously deferred revenue from the sale of approximately 90 acres of undeveloped land in Windsor, Connecticut (the "Windsor Land Sale") that closed in the 2013 fourth quarter and is being accounted for under the percentage of completion method. Total sale proceeds from the Windsor Land Sale were approximately $9,000 and the estimated total pretax gain on sale is expected to be approximately $6,754 after all costs are incurred. Property sales revenue in the 2013 fourth quarter and 2013 full year includes the initial recognition of revenue from the Windsor Land Sale. Property sales revenue in the 2013 full year also includes previously deferred revenue from the sale of approximately 93 acres of undeveloped land in Windsor, Connecticut to Dollar Tree Distribution Inc. (the "Dollar Tree Sale") that closed in fiscal 2012 and two small sales of undeveloped land that closed in fiscal 2013. The Dollar Tree Sale was also accounted for under the percentage of completion method. Total sale proceeds and pretax gain from the Dollar Tree Sale were approximately $7,200 and approximately $6,000 respectively.

(3) Interest expense is primarily for mortgages on Griffin Land's rental properties.

(4) Reflects the writeoff of deferred costs related to Griffin Land's mortgage loan with First Niagara Bank ("First Niagara") and a fee paid to First Niagara in connection with a modification of the mortgage loan with First Niagara that reduced the interest rate under a mortgage loan with First Niagara from 5.25% to 3.91% for the remaining term of the loan, which matures in January 2020.